Exhibit 99.2

Thank you so much for joining us this morning, my name is John Lipman, I’m the COO and Director of Roth CH Acquisition Corp, a SPAC that went public in December of last year raising $115 million dollars from the public. Our firm, Roth Craig Hallum Capital Group and our partner firm Roth Capital Partners are two growth stock investment banks, founded over 25 years ago. And the sole focus of our SPAC was to find an emerging growth company that we thought was going to deliver exceptional returns over the long term to our institutional customers. I’m delighted to share with you the Reservoir acquisition. We met the Company in December, through Goldman Sachs, who was acting as sell-side advisor. And we just wanted to leave you with a few different things that we love about this business and why we’re doing this acquisition. The first is we think it’s an exceptional management team so today joining us are Golnar Khosrowshahi, Rell and Jim. The CEO, President, and CFO of the company. Golnar has founded this company. We’re delighted to be able to back a woman led and founded company in the music industry and take it public. But this is an exceptional management team. They have built this business from scratch and now have 130,000 copyrights in the music industry. We think there are dynamic tailwinds in the music industry that Rell, Jim and Golnar are going to talk to you about. Not only from the Spotify streaming services, the TikToks as well as Peloton and other workout, interactive services like Hydrow. We’re going to benefit from those dynamic tailwinds as well as other potential content acquisitions that the company is making. Whether it be in podcast or other recorded music rights. As part of this transaction, the company is rolling all of its ownership, no one is taking any capital off the table. The capital here and the reason to go public is 100% for acquisitions and to build a multi-billion-dollar business. That is the desire of the management team and its board. A couple other things we love: There is a moat around this business. So, the company generates a high free cash flow and there’s a moat around its content. Its content is timeless, and they have content that’s 70 years old to current day, which they will talk to you about, from Shawn Mendes all the way to John Denver and it’s unique. There’s only one “Country Roads, Take Me Home” from John Denver, however Golnar is going to talk to you about the 400 versions that are on streaming services that they own as well. So very unique content, content is king in this world, we believe that the margin expansion in content as more streaming services come out is going to be reflected in the numbers here. The company is making an acquisition with this SPAC merger that they’ll talk to you a little bit in detail and has plans for other acquisitions in the future. So, with that, again, really delighted for you to have an opportunity to hear this story. We are excited about it on the Roth Capital and Craig Hallum sides. And with that, I’d like to turn it over to Golnar Khosrowshahi, the founder and CEO of the Company. Golnar.

Thank you so much John and thank you to everyone who is joining us today. As John mentioned, my name is Golnar Khosrowshahi, I’m the founder and CEO of Reservoir. And we’re a music company that was really born during the darkest days of the music industry. Over the past 13 years we have grown the company through acquisitions and through underwriting new talent and today we are in a position to take advantage of a solid investment practice, our value enhancement platform as well as the tailwinds in this sector which are attributed primarily to the growth in streaming. By way of background, prior to this role, I led brand and marketing teams in advertising, buyside music licensing, and experiential marketing, working mostly with Fortune 500 clients. I have an MBA from Columbia and I did my undergraduate studies at Bryn Mawr college. I am in this very fortunate position having married my passion for music with my interest in business, since music has always been a part of my life. I’m a classically trained pianist through the Royal Academy of Music in the UK as well as the Royal Conservatory in Canada. In addition to my day job, I’m currently active on several music-related boards as well as serving on the Restaurant Brands International board as a Director and member of the Audit and Comp Committees. And I am joined today by Reservoir’s President and Chief Operating Officer, Rell Lafargue, alongside whom I have had the pleasure of working for the past 13 years. As well as our CFO, Jim Heindlmeyer. I will ask Rell please to introduce himself as well.

Thank you Golnar. As Golnar mentioned, I am President & Chief Operating Officer at Reservoir overseeing all of our day-to-day activities throughout the company. Over the past 13 years, I’ve established Reservoir’s global administration platform, I’ve assembled our creative teams and I lead Reservoir’s M&A practice that has resulted in the story that we are sharing with you today. Prior to my role at Reservoir, I was Vice President at TVT Records for eight years, overseeing several areas of the company such as Business Affairs, Licensing, Royalties, as well as the Music Publishing Division. During my time at TVT, we were the number one independent record label in America for seven consecutive years and the music publishing company was equally successful, achieving a regular top ten market share. I have my master’s degree from the University of Miami in Music Business, and I did my undergraduate studies in music at the University of Louisiana Lafayette. Prior to my time on the business side of the industry, I have a background as a professional musician, teacher, university lecturer and software consultant in the royalties systems area. Now I’ll pass it over to our CFO, Jim Heindlmeyer for an introduction.

Thanks, Rell and thanks everyone for taking the time to watch this video. Brief background on myself, after graduating from Boston University, I started my career at KPMG in their entertainment practice. Then left KPMG to join TVT Records where I spent a decade leading the finance and accounting team for, as Rell mentioned, the largest self-distributed indie record label and music publisher at that time. And subsequent to that, I was involved with a number of digital music service startups serving in the roles of both CFO and COO. I joined Reservoir as CFO in January of 2020. Back to you Golnar.

Thank you, Jim. So today Reservoir operates a collection of offices in New York, where we are headquartered, as well as Nashville, Los Angeles, Toronto, London, and most recently Abu Dhabi. And as a music company, we operate in music publishing, meaning that we own and license music copyrights. We run a recorded music label through our Chrysalis platform. We have management services and then this emerging markets operation that is currently centralized at a company called PopArabia. Since inception we have deployed over $400 million dollars acquiring copyrights and master rights and invested further $100 million dollars in songwriter contracts towards the future delivery of music. For the fiscal year end, which for us is March 31, 2021, we see $67 million of our revenue coming from music publishing, $13 million from recorded and this business that we’ve built is regularly recognized with top industry awards, we are consistently capturing top ten market share in the United States and that was most recently at 1.5% for the quarter ending 12/31/20.

Over the past 13 years, we have remained true to our investment thesis. We are passionate about music and we are dispassionate about our investments. It’s a mindset that has helped us build a catalog of over 130,000 extraordinarily high-quality music copyrights. We decided early on we were going to invest in being an active music company, that meant that we were going to buy rights that enabled us to have an active role in the administration of these rights. Our platform now enables us to navigate an unparalleled deal sourcing network, we perform better than status quo on administration, collections, licensing, and we provide highly in-demand creative services that enhance long-term value and terminal value through marketing and other efforts. We now have a headcount of 60 individuals dedicated to their respective functional areas. In the course of the past 13 years, we have sustained zero management turnover. This is a management team that has been together long term, that has built an excellent track record. And for the fiscal year, as I mentioned ending March 31, 2021, we’re projecting total revenue of $80 million, gross profit of $47M, EBITDA of $29M. That’s a number that we anticipate will grow to $40 million for fiscal 2022. In our first year, we owned a handful of songs and really hit a turning point with the acquisition of TVT Music. Following that, we acquired Philly Groove Records which was a combination of masters and publishing. Reverb Music gave us a footprint in the UK and that was our next pivotal acquisition. FS Media was a collection of the best really of American music with the catalogs of Sheryl Crow and John Denver, Evanescence, and Creed. And that was the next substantive acquisition for us. We continued on that path, buying catalogs large and small. In tandem with our catalog acquisition business, we have grown our futures business. And that’s when we advance a certain amount of money to established songwriters who are then under contract exclusively to Reservoir to create music in which we have long-term ownership. Returns in this part of our business are certainly higher but that comes hand in hand with a different risk profile. The last 18 months to two years of our history has seen our most robust growth spurt to date. Three acquisition that together have contributed over $15 million dollars to gross revenue at the company.

As we think about the industry and the tailwinds in this sector, like all of our competitors, Reservoir is benefiting from a newfound interest in the music business. This period of technological uncertainty is over. Piracy is no longer considered a material threat and there’s evidence of creators being compensated for their work. And these factors, coupled with the fact that audio consumption is growing, has generally given people confidence in the music business and cultivated both public and private market interest. Over the course of the next decade, the industry is projected to grow at a 7% CAGR with digital revenue accounting for over 70% of the total. And the growth story isn’t a guessing game, given the data that’s underpinning these projections. Digital accessibility to streaming platforms is expected to grow at 10% over the course of the next decade. Just in February, Spotify announced its entry into 80 new markets, 36 different languages, a development that we’re really looking to capitalize on through our emerging markets platform at PopArabia. As connected cars become the status quo, in-home voice activated devices penetrate the market, and connectivity and mobile phone usage increase, people are just going to be listening to more music, more often, and in more places. The paid streaming subscriber base is projected to grow at 11% over the course of the next decade. And new platforms licensing and monetizing music are popping up every day. This past year seeing a significant rise in in-home fitness products, for example. We also take comfort in the fact that governments around the world are doing their part to curb piracy and listen to the advocates who are cheering for fair compensation for creators. As we look towards the year ahead and an end to the pandemic, we will see music licensing rise in gyms, bars, restaurants and at live shows.

As far as where we fit into the industry on the publishing and the recorded side of the business. In publishing, we’re collecting royalties at-source from all of the different payors. We are analyzing that revenue; it comes in every day of the year. It comes in from over 500 sources worldwide. And we’re accounting to our songwriters usually on a semi-annual basis, keeping what is the publisher’s share of income and passing through what is the writer’s share. We are processing millions of lines of royalty data, which is why as a songwriter it is not something that you can really do on your own. On the recorded side of the business, revenue is coming through to us from the licensees with the same royalty processing procedures and then getting passed through to the artists with Reservoir retaining what is called the net label share of income. Music publishing is really where we focused at the outset. We own over 130,000 copyrights. This is a portfolio that is populated by high-quality, evergreen music, across genre. It dates back to the early 1900s. Important to note that our publishing business means that we own intellectual property, we own the words and the music. And what that means, as John mentioned earlier, is that not only do we get paid when you stream the John Denver version of “Take Me Home, Country Roads”, but also any of the 400 other covers that are currently streaming on Spotify. We own 76% of the music in our catalog for life of copyright. This part of our business has grown at 11% over the course of the past three years, driven by a combination of value enhancement activities. Our top earner list is always surprising, when you have interests in new music as well as old music. And really if we look at the catalog and its distribution, the takeaway there is that there is no single song that contributes more than 3% of LTM to gross revenue and our catalog runs deep, hit after hit in every single category. When we look at concentration and look at diversity, diversity is important, it mitigates against concentration risk and capitalizes on trending music. And that’s what we’ve always strived to do as we have built this catalog. We’ve taken a portfolio approach to building the catalog, and so the pool that we have now captures music that is old and new. It represents genres from pop to rock and roll, film scores and hip-hop. And we derive income from these songs, all around the world, the concentration there reflecting really what are the largest pies in the market being in the United States and Europe. We do imagine that with the penetration of streaming that this distribution will certainly change over time.

As we think about our recorded business, really the first foray into this side of the business was in 2012 with the acquisition of Philly Groove but the next big step came in June 2019 with Chrysalis Records and Blue Raincoat Music. And that’s a catalog that includes over 26,000 master recordings, 100% ownership of the recordings and we expect to continue to grow this business for further diversification, to increase the EBITDA of the existing platform, and to take advantage of favorable royalty rates on the recorded side of the business. And as we look at how our recorded business is distributed, similar to our publishing business, we have a recorded business that’s benefiting from 347 tracks accounting for 80% of our Net Label Share of income. Again, representing the old and the new. Another dynamic on the recorded side of the business is that it has benefited from the shift to digital with gross margin increase from 63% to 73% and that’s just in the matter of seven years. In this time, we’ve seen physical revenue decline from the 43% of total to 16% of total that it is today.

If we think about value enhancement and how that differentiates us against our competitors, undeniably, we are in an industry that has grown and those who are passive rights holders have benefited from this growth. It has ranged anywhere from a couple of percent to as much as 7% a year in the 2018-2021 period. As a result of our value enhancement platform, we have actually outpaced that industry growth at 15% and added an incremental 8% to what was the organic industry growth across the board. First and most common area of value enhancement comes from pitching and placing the music in films and tv shows, video games. We have a team of 9 professionals who are based in London, New York, and Los Angeles who lead this practice. Our success in this area is with songs old and new, throughout the catalog and the skill in this area is first and foremost to have the contacts to have the database to whom to pitch the music, but second to dance this very fine line between making sure that we have volume of licensing, but making sure that we’re also licensing it at a value that is nondilutive to the future value of the music and that’s something that is obviously very important for us.

Second area of value enhancement which is an area of our business that has grown rather consistently dating back to 2012 is the digital licensing practice. We got started in this area in 2012. We were the first indie music publisher to actually strike a direct deal with YouTube. That income, the YouTube income, now accounts for 10% of our revenue, it was 8% last year, 6% the year before that. And we realized early on that digital licensing was going to be a practice that if we staffed it well, that we were going to realize revenue here. We license our catalog to platforms that generate derivative works and that has enabled us to create new copyright based on samples from our existing catalog through digital licensing. We obviously license the catalog to the DSPs, to Spotify, Apple Music, Amazon Music, and in those situations, we are now proud to be preferred publishing partners with some of these platforms and collaborate with them on content development such as the Apple Songbooks which feature our songwriters or feature our music. We license the catalog to social media platforms, which are areas where a lot of the content is music-enabled and obviously all of this user generated content is shared and shared continuously and so it’s very important for us to have the catalog licensed there, licensed there legally. Obviously, Facebook and Instagram and most recently platforms like TikTok. And then a whole new development this year has been in the in-home fitness area. We licensed with Peloton a year ago. Subsequently to Equinox and SoulCycle by extension and given the situation with the pandemic, it has given rise to other in-home fitness products to whom we license our music.

Third area of value enhancement goes beyond synch, goes beyond this digital licensing and it is really in the advocacy work that we do. We have executives at the company that have been elected to not-for-profit boards in Canada in the UK as well as in the US and these groups lead the charge on advocating for songwriter rights and for fair compensation. Our work, our collaboration, and our contributions to these boards has resulted in over $11 million in settlements. Work that we expect to continue as there continues to be many digital platforms out there today who are not licensing music legally and that is obviously enforcement work that lies ahead of us.

Important to think about our business as an M&A machine. It’s a machine that has deployed over $400 million acquiring IP. We have a proven track record. We have this weighted average entry multiple at 12.2x across the board in catalog and historical transactions and obviously we continue to add value when we acquire these assets. We’ve cultivated an unparalleled deal sourcing network. We avoid auction processes and we do deploy an enviable diligence practice. We anticipate that we will continue to execute on this strategy. It’s something that we are very good at and have an excellent track record at and is a means to continuing to scale the business. And if we look at our historical transactions and we assess our track record there, the way that we believe the metrics to look at that are important is to look at our average entry multiple and then to see how we improve on that. And what our track record shows is that we, in fact, are able to enhance value such that we are reducing our entry multiple by over 2 turns. If we look at deal sourcing and our M&A platform, it is, we operate in a rather disenfranchised busines and so deal sourcing is often a relationship-driven part of our business, one that has certainly worked to our advantage as we have taken great pride in how we have established the company’s reputation, how we work, how we work with our clients, and how we work with our partners. Just to give you an idea of deal volume, in our Fiscal 20, we looked at 204 deals, we extended offers on 77, we went into exclusivity on 42 of those, we closed 39 of those. Obviously, these are deals that are large and small and we’re currently looking at a very active pipeline of M&A with over $600 million in deals. Probably the most robust deal flow that we have seen to date.

And then the other part of our business that I touched on a little bit earlier, is the futures part of our business which to date we have deployed over $100 million in. And upside is significant. We invest a few million dollars, we partner with the songwriter, and together we work to create product that grabs market share, and these deals are generally have a structure around them to hedge for the risks that are associated with them. We are very interested in having current hits in the catalog. It helps our marketing teams with the right music for different kinds of placements and our creative services team is really what makes this part of our business a success as we populate our writer roster with incredible talent and work with them to nurture their careers for growth. We have very low effective entry multiples here and we are creating music product here that obviously has long-term value. I am going to ask Jim now to take us through the financials.

Thanks, Golnar. So, as we discuss the financials, you’ll understand that Reservoir provides an attractive profile for investors. The business has growing organic revenue. It’s driven by a high-quality mature asset base. Our assets generate strong cash flows, and there’s high margins at both the gross and EBITDA levels. Before we get into the details, I wanted to spend a minute talking about what makes the business so attractive from an EBITDA growth perspective. So, as we think about the progression from revenue to gross margin (or what we call net publisher share and net label share), down to EBITDA, with the expected reduction from op-ex, the reality is that Reservoir’s current infrastructure can support significant M&A with minimal addition to op-ex. This means that most of the gross margin growth drops directly to EBITDA which leads to expanding margins.

Reservoir had significant growth over the past several years. This has been driven by a combination of organic growth, M&A activity, and our focus on value enhancement. And with a robust deal pipeline, we’re well positioned to accelerate that growth curve over the next five years with the funds from this transaction. Ramping to $160 million in revenue by 2025 will result in 20% annual growth over that five-year period. It’s important to note that our growth is not just a result of M&A efforts. When we look at growth on a pro forma basis, Reservoir has achieved organic growth on revenue of 15% from 2018-2021. This was positively impacted by our efforts around value enhancement as we acquire assets that had not previously achieved their full potential. We continue to project organic growth at a more conservative industry rate of 7% for the period 2021-2025, but we fully expect to beat that mark.

Part of both our acquisition strategy and our signing of songwriters is an emphasis on quality. Following this strategy has provided strong results to date and it’s really the foundation for significant projected future growth of gross profit and EBITDA. And as I mentioned a moment ago, we leveraged the infrastructure that’s been built over the past 10+ years to ensure that the bulk of the incremental gross margin growth falls directly to EBITDA which will allow us to grow the EBITDA margin from 36% in Fiscal 21 to 43% in Fiscal 25.

This is a business that generates significant cash flow. A broad mix of assets across age, genre and industry segments also allows for meaningful leverage. Having said that, we’re targeting gross leverage of just over 3x EBITDA as a public company but as a private company the market supports a much higher leverage.

At this point it’s probably worth mentioning what led us to this specific transaction. Merging with a SPAC the size of Roth CH was attractive to us because we are limiting the dilution on the existing shareholders all of whom are rolling their equity and staying with the company. The small amount of additional dilution for the sponsors was an attractive tradeoff for speed the market over a traditional IPO. We also have a long-term lock up and there are very few warrants outstanding. And lastly, we were able to match this transaction with a significant acquisition that will be closing in the next few weeks.

Then as we consider public company comps, the most direct comp for Reservoir is Warner. So, we’ll focus there. Reservoir has projected revenue growth of 22%, which is almost double that of Warner. We have a higher gross margin percentage, and our EBITDA margin is significantly higher. Our cash conversion of EBITDA is quite high which gives us a lot of flexibility around M&A and long-term shareholder returns. And then Reservoir has an attractive enterprise value to EBITDA multiple at 20x. And then in addition to the public company comps, we benchmark against recent acquisitions in the market. Not that we’re looking for a sale, but this deal represents a significant discount to the recent deals closed in the industry as measured with a gross profit multiple. Most notably, there’s 28% discount to the Hipgnosis multiple on Kobalt, and a 19% discount to the Roundhill multiple from February of this year. And again, the 20x EBITDA multiple on this transaction is very attractive compared to the EV multiples implied by the gross profit multiples on the private market transactions. Back to you, Golnar.

Thank you, Jim. Just to wrap it up, the tailwinds in our industry have positioned any holder of music IP assets for growth. We are thinking about growth in the context of wanting to be the leader in the independent segment and we’re doing so by understanding that yes, we are in the music business, but more broadly, we are in the business of listenership and it’s the new definition that I find particularly exciting about what lies ahead. It’s an understanding that has led us to several initiatives that not only diversify our business today but will yield opportunities for us in the coming years. Over a year ago, we acquired an interest in PopArabia, the leading music publisher in the Middle East, based in Abu Dhabi. The company was founded in 2011 in conjunction with the Abu Dhabi government’s media zone. In 2020, we signed Divine who is one of the biggest hip-hop artists in India. More recently, we formed a subsidiary called ESMAA, which is UAE’s first and only rights management entity. And via PopArabia, we’ve established a relationship with a company that has pioneered music licensing and its associated monetization in China. We are working on what will be a transformative collaboration with a podcast developer. As we look forward, the initiatives that we already have in place, coupled with the legwork that we are doing in the areas of artificial intelligence, and other tech-related opportunities, position Reservoir to continue to outpace industry growth. That is where I want to be sitting in five years—to relay this same message that we are outpacing that industry growth. We will continue to build our business, our core business, through our M&A machine. We will look to scale with some consolidation. And through these initiatives we will be positioned to take better advantage of the global growth in listenership that is absolutely undeniable. That is the part that I would say collectively the three of us find to be the most exciting thing about coming to work every morning. We thank you very much for joining us today. John, thank you for the introduction. And we really look forward to becoming a public company over the coming months. Thank you so much.